EXHIBIT 21

SUBSIDIARIES

Name: Catalyst WMS International Limited

Jurisdiction of Incorporation: United Kingdom

Status: Active and in Good Standing

Name: Catalyst do Brasil Distribuidora de Software Ltda.

Jurisdiction of Incorporation: Brazil

Status: Active